Exhibit 99.1

Filed by Quintana Maritime Limited

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Quintana Maritime Limited

Commission File No.: 000-51412

Excel Maritime & Quintana Maritime	29th January 2008

Presenters

•	Gabriel Panayotides

•	Lefteris Papatrifon

•	Stamatis Molaris

•	Paul Cornell

Operator:    Thank you for standing by and welcome to the joint conference call of Excel Maritime and Quintana Maritime. We have with us from Excel Maritime, Mr Gabriel Panayotides, Chairman and Director, and Mr Lefteris Papatrifon, CFO of the company. From Quintana Maritime, we have Mr Stamatis Molaris, President and CEO, and Mr Paul Cornell, CFO of the company. At this time all participants are in listen only mode. There will be a presentation followed by a question and answer session at which time if you wish to ask a question you will need to press *1 on your telephone keypad and wait for your name to be announced. I must advise you this conference is being recorded today, Tuesday January 29th 2008. We now pass the floor to Mr Gabriel Panayotides. Please go ahead sir.

Gabriel Panayotides:    Thank you. Good morning everyone and welcome to our conference call to discuss the merger combination of Excel and Quintana. My name is Villy Panayotides, I am the Chairman of Excel and I would like to remind you that we will be discussing forward looking statements on today’s call and presentation.

Regarding the forward looking statements, safe harbor language, I would like to refer you to slide number one of this webcast presentation for further information. Please take a moment to read through the text in this slide.

With me today is Stamatis Molaris, the President and the Chief Executive Officer of Quintana, Lefteris Papatrifon, the Chief Financial Officer of Excel and Paul Cornell, the Chief Financial Officer of Quintana. We now move to the next slide.

Excel today is pleased to announce a merger combination with Quintana, creating the largest dry bulk fleet operated by a US listed company. We would like to take the opportunity today to discuss the strategic merits and financial implications of this transaction, and give to you, our valued shareholders, an opportunity to ask us any questions that you may have.

I would also like to explain my vision and why I think as the Chairman of and shareholder in Excel, that this transaction is a unique opportunity to combine both companies and to create one of the largest dry bulk platforms in a fragmented industry. It is a transformational transaction for Excel as it positions our Company as a leading player in the dry bulk market, with one of the largest and the youngest fleets in the industry, with a “blue chip” customer base. In my opinion, this transaction is really a merger of two shipping entities where we invited Quintana into our business life while they have invited us into their life.

Excel has been very disciplined in expanding its asset base the last few years. Excel has been intentionally improving its financial strength and constantly improving its balance sheet capability in order to seize the right opportunity to acquire scale through a modern fleet, while enhancing at the same time its operating cash flow visibility. This merger with Quintana represents a great opportunity for both shareholders. I personally view this as a “defensive” transaction as it does enhance Excel’s financial stability.

Post merger, we will create one of the world’s largest dry bulk owners and operators, with 47 vessels operating on the water. Our total cargo carrying capacity will exceed 3.7 million dead weight tonnes. The size of our fleet will increase to 55 vessels with 5 million dead weight tonnes cargo capacity after the addition of the eight new building Capesize vessels. The diversity of our asset base from Handymax to Capesize vessels increases our flexibility and our ability to deliver a better product to our clients. The combination is another step closer to my vision of creating a truly global, full service dry bulk carrier. I believe this transaction is in the very best interest of the shareholders of both Excel and Quintana and I congratulate both of them.

I will remain Chairman of Excel and large shareholder of the combined companies. Stamatis will serve as the Chief Executive Officer and member of the board. Stamatis has more than 15 years of shipping experience, including with Stelmar Shipping where he served as Chief Financial Officer. He had a pivotal role in the founding of Quintana in January 2005 together with Corbin Robertson and growing the company to the one of the largest and most respected dry bulk companies in our industry. I am very pleased and excited that Stamatis has accepted to lead the new Excel.

I also welcome three additional board members from Quintana’s board to our board. Mr. Hans Mende, who is one of the founding shareholders of Quintana and an entrepreneur in the coal industry. Hans has vast contacts and relationship with major producers and end users of commodities and we are looking forward to working with him to enhance our presence with “blue chip” customers. Corbin Robertson III, current member of Quintana’s board and son of Mr Corbin Robertson Jr. the current Chairman, founder as well as the major shareholder of Quintana. Finally I wish to welcome Mr Paul Cornell to our board, the current CFO of Quintana. We are delighted at Excel, we have the prospect of working with our new board members to share my strategic vision and lead the new Excel forward.

With that introduction I will now turn the presentation over to Stamatis.

Stamatis Molaris:    Thank you Gabriel and good morning everyone. I am very happy to be here to explain the strategic merits of this landmark transaction and to introduce what I believe is a superb opportunity for Quintana shareholders on what is an impressive premium to today’s Quintana share price which creates significant value for our shareholders. This combination establishes an industry leader, creating the largest listed dry bulk company in the US. The combination of chartered coverage and balance exposure to spot market provides both strong and predictable cash flows, as well as the ability to capture upside earnings potential in a strong charter market.

The total fleet will have an average age of 8.2 years not including the eight newbuildings that will start coming online from the end of this year. The scale of the combination will allow us to capture meaningful, value added synergies. We will discuss the synergies shortly. Excel will inherit a new building program with eight Capesize new buildings to be delivered over the next three years.

Additionally, the customer base of the combined organization is broadening with the addition of “blue chip” customer names. Both companies have excellent relationships with customers and our diverse and modern fleet will enable us to develop and explore relationships with major end users and producers of commodities.

Finally, this combination allows two world class operators to share best practices and take the best of breed approach to systems, technology and management. Quintana’s proven cost disciplined track record will be further enhanced with Excel’s long shipping experience in operating dry bulk assets. We are confident this is the right management team to lead this combined company forward.

I want to now hand over to Paul Cornell, Chief Financial Officer of Quintana to discuss the financial benefits of the offer to Quintana’s shareholders and to Lefteris Papatrifon, Chief Financial Officer of Excel, who will discuss about the structure of the transaction. Go ahead guys.

Paul Cornell:    Thank you, Stamatis. It is a pleasure to be here and announce what we believe is a compelling opportunity for the Quintana shareholders. Under the terms of the offer, each Quintana shareholder will receive a fixed amount of cash of $13. Shareholders will also receive stock equal to 0.4084 shares of Excel class A stock, for every share of QMAR stock. The amount of shares issued will be adjusted for any dividends paid prior to closing of the deal. In light of the board’s previous guidance, we anticipate issuing a $0.31 per share dividend paid prior to closing the deal. Using yesterday’s close for Excel of $33, this means Quintana shareholders will receive $13 in cash and 0.4084 shares of Excel stock, worth $13.48 less the $0.31 dividend for a total value delivered to Quintana shareholders of $26.48. The opportunity here is very clear and compelling. The total value of $26.48 correlates to a 57% premium to Quintana’s closing price yesterday of $16.89 and a 34% premium to last 30 day average price of Quintana.

We expect to close the deal in the second quarter of 2008 subject to the customary legal, regulatory and shareholders approvals as well as receipt of financing. The favorable vote of Quintana’s shareholders is necessary for this transaction to proceed. The Quintana Board of Directors unanimously supports this transaction. I will now hand over to Lefteris, the Chief Financial Officer of Excel to discuss the funding mechanism of the transaction.

Lefteris Papatrifon:    Thank you Paul. Turning to the next slide, slide nine, we expect to use a combination of cash on hand and new secured debt funding to finance the transaction. Excel has a fully committed credit facility which was successfully obtained despite the challenges that the credit market are experiencing lately. The arranging of such a facility demonstrates that good companies and good transactions can always be financed and we’re delighted that our bankers share our vision and are there to support us.

The new $1.4 billion senior secured credit facility will be used to fund the cash portion of the deal as well as refinancing a portion of Excel’s existing and all of Quintana’s debt, with the exception of Quintana’s obligations under the debt facilities of the joint ventures. Pro forma for the transaction, we expect to have a very manageable 45% debt to asset value ratio. Immediately following the completion of the transaction, we expect to have approximately $100 million of available cash, excluding the free cash flow generated during 2008 after the transaction consummation, to fund minimum liquidity requirements under the debt facilities, and finance the operations of the business. We also expect that the cash generated from the operations of the combined company will comfortably meet the repayment and interest terms under the new facility as well as the outstanding debt obligations that will remain after the refinancing takes place.

I will now hand back the presentation to Stamatis to discuss the pro forma merits of the new company. Stamatis?

Stamatis Molaris:    Thank you, Lefteris. If I can ask you to turn over the slide number 12; as you can see from the chart, the combined entity will have a dry bulk fleet of 20% larger than its nearest US listed peer, with modern ships that run the full spectrum of vessel sizes. Our fleet is large enough to benefit from a far more balanced charter profile, combining long term visibility and revenue protection with upside potential from spot exposure. We will be better able to deliver the full range of dry bulk solutions to our customers, enhancing our reputation as a first class provider of dry bulk assets. Our size will enable us to capture significant economies of sale but we will discuss this shortly. These economies of scale will enable us to capture significant savings which we expect them to translate into further shareholder value.

On slide number 13, it gives you an overview of the combined current fleet, not including the new buildings that we have on order in Japan and South Korea. It is quite obvious that the total entity will have one of the youngest and most modern fleets in the industry with an average age of almost eight years. Our Capesize fleet will have an average age of five and a half years with the Kamsarmaxes at one and a half years. Our 21 fully owned and leased Panamax bulkers will have an average age of 10.6 years. Finally the Handymax fleet which represents only 10% of our total fleet in terms of dead weight tonnes, will have an average age of less than 15 years.

Together with the combined company’s superior in-house technical management, and the fleet’s young age, we expect to have a positive impact on our fixed cost base. Maintaining focus on cost through our in-house technical management capability will remain as a key element of Excel’s business strategy and we’ll continue to seek to improve our fixed cost base as we take the company forward.

The new Excel has a pipeline of eight new buildings which will serve as a growth engine for this company moving forward. Quintana entered into joint venture agreements to purchase these vessels last year. Our current joint venture partners, affiliates of Mr Hans Mende and Mr Corbin Robertson Jr., plan to maintain their ownership structure going forward. The total cost of this investment is almost $542 million with the average contracted price per ship of approximately $77 million, inclusive of costs paid for specification enhancements.

With the acquisition of the new building fleet, Excel will also inherit an excellent business relationship with one of Europe’s major end users of commodities, EDF Trading, a fully owned subsidiary of EDF, one of the largest power generation utilities in Europe listed on the Paris stock exchange.

Five out of the seven new buildings ordered through the joint venture structures are committed to EDF for five years from delivery, earning an average net daily floor rate of $27,000 per day and a 50% profit sharing above the floor rate throughout the duration of the charters. This structure should insulate our shareholder’s exposure to the down side market risk, but at the same time provide ample cash flow, upside potential in a strong Capesize market. We are expecting to take delivery of the first Capesize vessel 100% owned by our company during fourth quarter 2008 and the remaining seven ships owned through joint venture companies within 2010.

The transformation of Excel’s customer base is quite impressive. The new company will have a stellar customer portfolio of household names in the commodity markets. The potential for future business opportunities is very apparent by serving our first class customers. The transformed Excel will offer attractive long term charters to blue chip customers, which provides secure, long term operating cash flows with sufficient exposure to spot charter rates will also provide meaningful potential upside to all of our shareholders. It will be a key part of our strategy to develop and maintain direct relationships with major end users and producers of core commodities such as iron ore, coal and grains. These customers have excellent credit quality, they have growing needs for dry bulk capacity and we will be well positioned to service going forward.

As we know, optimizing charter coverage is a balancing act and we could not be more pleased with the charter profile of the combined company. It is a great range between the long term chartering strategy that Quintana used, to now be deploying its assets with a more spot oriented approach from Excel. Quintana management has deliberately employed a fixed charter coverage strategy whereas Excel’s strategy has historically offered a greater portion of its fleet to the spot and period charter market. Combining the fleet of both companies, we have almost 80% fixed charter coverage in 2008, with approximately 60% fixed charter coverage in 2009 and almost 50% in 2010. The combined size of our fleet together with our significant charter coverage will enable us to optimize our chartering practices by giving us the ability to opportunistically fix vessels on spot or to engage into a creative time charter structures such as the profit sharing arrangement with EDF Trading to capture as much market upside as possible, while still maintaining our fixed revenue stream. From our total fleet we expect to enjoy a visible revenue stream through the end of 2010. During 2008, 2009 and 2010 our fixed time charter coverage translates into expected net total revenue streams from the fixed part of our fleet of approximately $811 million.

Our total expected fixed coverage for 2008, assuming a transaction has been consummated at January 1st, fully covers our expected total fixed charges for the same period. Our fixed charges relate to expected principal repayments on the post transaction debt facilities, net interest payments for the period and scheduled dry docking costs. In one year from now, in 2009 expected total time charter coverage is 57%, of $247 million expected net fixed revenues are still almost sufficient to cover our fixed charges such as expected principal repayments on the post transaction debt facilities, net interest payments for the period and scheduled dry docking cost. The 43% unfixed time charter coverage as we speak will provide additional cash flows that will cover the remainder of our fixed charges even if average daily rates were to be only $14,000 a day on these unfixed vessels. This coverage protects us from market downside while providing ample free cash flow potential for growth and dividend payments.

On slide number 18 our total and fixed fleet will definitely enjoy an excellent degree of operational leverage. Our unfixed fleet in 2008 can generate almost $90 million expected net revenues for each $25,000 per day per ship. Based on the current spot rate of Panamaxes which is close to $50,000 per day, our expected unfixed could exceed $177 million in 2008. Our operational leverage increases sharply next year, as our expected unfixed days double. Our unfixed fleet in 2009 can generate almost $179 million in expected net revenues for each $25,000 per day, per ship which is twice as much as in 2008. It should be noted that average daily rates for the combined fleet could potentially be less than $25,000 or more than $75,000 and they have been chosen here to demonstrate the upside potential for the combined entity. As you can see the magnitude of this upside is considerable. This additional revenue gives us significant flexibility in terms of future dividend payment decisions and future vessel acquisitions.

We believe that through the marriage of Excel and Quintana, we are joining together two of the most experienced management teams in the US listed dry bulk sector. We believe that together through enhanced technical and operational management capabilities we can create significant synergies that will translate into operational efficiencies and cost savings. Our main operational benefits will come from enhanced fleet utilization as a result of fewer off-hire days and dry docking days as well as our savings from improved purchasing power in both operating expenses and dry docking costs. In addition there will also be savings in general and administrative costs resulting from the elimination of duplicate corporate overheads borne by both listed entities. Once integration is complete, we expect to generate substantial synergies of between $15 -$20 million annually.

Finally I wish to summarize, before I turn the floor over to questions, the significant strategic merits of this transaction going forward. The combination establishes an industry leader, creating the largest dry bulk company listed in the US. The combination of charter coverage and balanced exposure to spot market provides both predictable cash flows as well as the ability to capture upside earnings potential. The combined fleet will have an average age of 8.2 years, not including the 8 new buildings that will begin coming online at the end of this year. The new company will have a blue chip customer base and it will have a greater opportunity to offer a full service to them. Finally this combination allows two world class operators to share best practices and take a best of breed approach to systems, technology and management. This is an experienced, knowledgeable team with a track record of delivering shareholder value.

Thank you again for your time and I will now like to turn the call back over to the operator to open the call for the question and answer session.

Operator:    Thank you we will now begin the question and answer session. If you wish to ask a question please press *1 on your telephone and wait for your name to be announced. If you wish to cancel your request please press the # key. Your first question comes from Scott Burk from Bear Stearns. Please ask your question.

Scott Burk:    Hi good morning guys. My first question is you know last week Quintana had a press release out you know saying they’d terminated the sale process. I just wanted to kind of get behind the negotiations that happened, you know over the last several months. If you can kind of give us some color as to what has happened in the last few weeks, last few months?

Stamatis Molaris:    Thank you for the question Scott, obviously I cannot disclose confidential information, what happened in the process over the last three and a half months. But I can categorically state that the company, when it publicly announced last Tuesday with regard to eliminate the sale process in order to focus on other strategic benefits, no offer was pending and the board had not received any proposal that it believed would result in an acceptable offer. When Excel did provide the company with an offer this weekend, the board considered it and might have accepted it. The board concluded after a thorough discussion with its advisors that it was in the best interest of our shareholders to consider Excel’s offer and fortunately it has accepted that offer.

Scott Burk:    Okay. So can you discuss – so basically the offer from Excel this weekend was enhanced enough, or was better than any offer previously received.

Stamatis Molaris:    The offer of Excel during the weekend was a firm offer of value to our shareholders. We discussed with our advisors and the board took the decision to propose that offer to our shareholders.

Scott Burk:    Okay and then I just have a question about the dividend you know Quintana; you know we would have expected a dividend payment from Quintana around $0.31 probably in February. Just wondering what the impact is going to be. You mentioned kind of an adjustment to the sale price for the dividends; could you explain how that is going to work out?

Stamatis Molaris:    Yes, we still have maintained that right to hand over this $0.31 per share to our shareholders. Now if the company’s board decides to do that, then this particular $0.31 per share will be deducted from the share part of Excel’s offer, but the cash will remain in there. The $13 per share will remain in there. So the shareholders receive the cash in full.

Scott Burk:    Okay and then just one final question in terms of the combination of the two management teams, just wondering what the process was for deciding who is going to lead the organization, what is happening with Mr Georgakis?

Gabriel Panayotides:    Mr Georgakis – this is Villy, Mr Scott, this is Villy on the line – Mr Georgakis has been a very, very instrumental and positive leader into our company up to now. The board and the whole deal concluded that the new transaction will be led from Stamatis and Mr Georgakis will be having various alternatives in our group to lead various certain high parts in our organization.

Scott Burk:    Okay thank you.

Operator:    Your next question comes from Natasha Boyden from Cantor Fitzgerald. Please ask your question.

Natasha Boyden:    Thank you operator, good morning gentlemen. Quick question, there will be clearly some increased leverage as a result of this transaction, any incentive selling parts of the combined fleet in order to lower pro forma debt level?

Lefteris Papatrifon:    Well we currently have not largely divested any of the vessels, the combined fleet is positioned to generate significant free cash flow and you know the financing in place. As I mentioned in my slide and in my speech, in terms of the asset value our pro forma debt would be close to 45%. So we’re comfortable with that.

Stamatis Molaris:    If I may add to what Lefteris said and if I take you back to the comments that Villy made in his presentation, this is a very defensive acquisition on Excel’s part. Excel is acquiring ample long term cash flow. So we feel altogether as a team very comfortable with our leverage post transaction and because we have the cash flow in place.

Natasha Boyden:    Sure. Okay and then Quintana has clearly always been very much a time charter coverage company, Excel a spot company. Any intention to place more of Excel’s tonnage under time charter coverage or do you intend to sort maintain more of a balance portfolio there as you said in presentation?

Lefteris Papatrifon:    This is a marriage and when you get married you give in and you take some. So I think this is going to workout great. It is the best from both worlds that we will be able to achieve in this company and I think we are feeling comfortable with the current exposure on the time charter market, our long term cash flows and I think we have the flexibility now for more upside potential.

Natasha Boyden:    Okay so does mean you will keeping some more of the vessels under spot?

Lefteris Papatrifon:    Well in view of the time and based on where the market and we decide I will feel quite comfortable as we stand now.

Natasha Boyden:    Great, thank very much.

Operator:    Your next question from John Kartsonas from Citigroup. Please ask your question.

John Kartsonas:    Hi guys. Just a clarification on the offer, obviously this process has been now for three, three and a half months and you said that was the best offer you received or it was just the best offer last week?

Stamatis Molaris:    What I said is that when the board took the decision to shut the process down, there wasn’t any offer on the table for the board to consider. And the board took the decision that the company has to move on and explore other options and we announced that to all our shareholders. During this weekend, Excel for their own reasons, that I am not part of it, decided to put an offer into our board and we reviewed the offer together with the help of our financial advisors and the board on their advise concluded that this is an offer which is of a superior value to all of our shareholders and we have to push on and accept the offer for the benefit of all our shareholders.

John Kartsonas:    Okay fair enough. Can you talk a little bit about the financing, the $1.4 billion? Obviously this is a non US bank I would assume and – or syndication together in non US banks. Any issues there that we might expect that this not go through?

Lefteris Papatrifon:    No, no, we have fully underwritten commitments; it’s major shipping banks; we have best indication so far of six banks, supporting for the whole $1.4 amount, it’s going to get syndicated, we feel very comfortable and the banks are behind us and they are supporting this deal.

John Kartsonas:    Okay.

Stamatis Molaris:    It’s a very strong vote of confidence for the industry, for the deal and to the principles behind the other company.

John Kartsonas:    Right. Thank you very much.

Gabriel Panayotides:    Actually one of the biggest loans ever for a Greek owned bank.

Operator:    Your next question comes from Omar Nokta from Dahlman Rose, please ask your question.

Omar Nokta:    Thank you, good morning guys, congratulations.

Lefteris Papatrifon:    Thank you Omar.

Omar Nokta:    I just want to follow up on Natasha’s question, you know at Quintana, Stamatis you favored owning your modern vessels and doing sale leasebacks, some of the older ones, is that something that you would consider doing with some of Excel’s older ships?

Stamatis Molaris:    Omar, I mean this company in terms of fully owned units has huge flexibility once the deal is consummated. We have assets that we can really deploy or we can really extract further value depending on the market conditions. So I will not over rule anything, we like delivering value to our shareholders and I think we’ll take a view at that time depending on the prevailing market conditions. But the flexibility of our fleet is huge.

Omar Nokta:    Right. And this is obviously a bullish signal on really the dry bulk market and vessel value; do you see them holding firm this year and what are you seeing in the market place right now?

Stamatis Molaris:    I mean the dry bulk market has seen let’s say, a reduction from its previous highs in late October last year, but let me tell you that the fundamentals in the business have not really changed. The demand is there, confidence in there on the side of the ship owners and values despite the recent talk of freight rates are holding on. You have to understand that the reason the market has corrected itself, first of all it’s reasonable to start with, we are still operating at higher levels than what we used to operate a year ago if you recall. These are very healthy levels to make returns and cash flows and of course there are so many technical factors I can mention in this call which have really pressurized the market downwards. We have seen a significant number of cargos being pulled out from the market for reasons that they have to do with flooding in Australia and Queensland, that has completely let’s say pulled out something like in excess of two million tonnes of coal from the system in terms of cargo flow. We’ve seen as many as 50 plus iron ore cargos being pulled out from the market by the ex CBRD, the Brazilian iron ore producer. This 50 odd cargos may translate to close to 8 million tons of iron ore shipments from Brazil to China, many Capesized shipments. All that has put pressure on freight rates; if there is no cargo flow in the market, obviously shorter rates will adjust to that. However, I can tell you that there is still confidence in the market and take a look at the spread between the current spot rates and the forward market. You will see that the future rates are trading currently at a premium to the current prevailing spot rates. So for me that’s an indication that people expect, once the cargo flow is normalized in the market the rates are going to bounce back. And I really believe that.

Omar Nokta:    Okay, that one makes sense. So you’re not seeing right now owners panicking or anything, but just more I guess the general view that this is a short term situation.

Stamatis Molaris:    Absolutely. I mean this view is shared for most of the ship owners side and I see no panic on the dry side, in fact they expect a sharp rebound once the negotiations between the Chinese and the iron ore producers end, that could take some time but undoubtedly those negotiations will be finalized at a stage. The feedback we’re getting from China is that the Chinese iron inventories are running very thin as we speak now, so there’s not much room there; and I think hopefully once the Chinese New Year is over we’ll see far more normal flow cargo in the system.

Omar Nokta:    And just switching gears, just one question on your dividend. How do you see the dividend policy changing, is there going to still be Excel’s regular pay out or are you looking to bring in a higher pay out model?

Stamatis Molaris:    I think this is something that the new Board of Excel will address once the transaction is consummated. It’s far too premature, but from what you saw in our presentation you can definitely realize that Excel is moving to a new gear now, it has achieved significant growth, it has achieved significant cash flow visibility through the acquisition of Quintana so definitely I think the new Board of Excel has plenty of flexibility in its hands to make decisions once the transaction is consummated.

Omar Nokta:    Definitely. Alright, thanks a lot.

Operator:    Your next question comes from Tim Tiberio from Oppenheimer & Company, please ask your question.

Tim Tiberio:    Good morning. Just one last question regarding the new builds. I know they are a ways away, but just looking at the financing, do you feel that you have sufficient financing and the credit facility are locked in for those vessels as well, or is that something that you are working on, post this transaction?

Lefteris Papatrifon:    I mean those vessels have been excluded from the facility, obviously they are joint ventures and you know we have excluded for now. We have definitely the capacity. I mean the purchase prices are much lower than current levels, so I think it’s going to be easy to finance them and also we have the capability of financing them through our cash flows that we are going to be able to claim in the next couple of years. So we feel very comfortable with the financing of the new buildings.

Stamatis Molaris:    Quintana has financing commitments already in place for those ships Tim.

Tim Tiberio:    Okay. Just wanted you to confirm that. Thanks so much.

Operator:    Your next question comes from Andrew Kleinberg from Glickenhaus, please ask your question.

Andrew Kleinberg:    Good morning or I should say great morning.

Lefteris Papatrifon:    Good morning Andrew.

Andrew Kleinberg:    Good morning. Could you possibly pinpoint the timing you put down the second quarter of 2008 and the reason that I ask regards the dividend payments, whether if you used last year’s Quintana dividend payment schedule, we could get one or possibly two dividend payments, depending on the closing. And are there any unusual hurdles to this closing?

Lefteris Papatrifon:    Not actually. I mean it depends how many payments we manage to do to our shareholders. This cash payment will be deducted from the share element of Excel’s offer. So at the end of the day our shareholders will receive less number of shares, while the transaction is consummated, that’s the whole mark behind it.

Andrew Kleinberg:    Okay.

Lefteris Papatrifon:    The cash element, the $13 per share remains intact.

Andrew Kleinberg:    And break up fees and the bank commitments, is there anything unusual with all the deals being broken up in the last two months, has there been any, is it larger than normal or could you just give us some detail on that?

Lefteris Papatrifon:    Yes, I mean it’s, there’s a break up fee in case, I mean Quintana has a better offer to consider for shareholders; of course Excel has a right to bid within a short period of time, so in case we get a better offer for our shareholders, I think the break up fee that we need to absorb is probably about per share approximately I think it is close to $60 million.

Stamatis Molaris:    4%. It’s 4%.

Andrew Kleinberg:    What about a walk away fee?

Stamatis Molaris:    The walk away fee I think is far more higher than that, I think the walk away fee….

Lefteris Papatrifon:    It’s close to 6%.

Stamatis Molaris:    It’s close to 6%, it’s close to $90 million on both sides.

Andrew Kleinberg:    Okay. Great. Thank you very much.

Operator:    Your next question comes from Ilan Sender from Jefferies. Please ask your question.

Ilan Sender:    Hi. Congratulations. You had said that the financing was fully committed and yet the press release said the deal was subject to the receiver financing. I was wondering if there are any financing outs, like a market out, given the conditions in the debt environment these days?

Stamatis Molaris:    I mean it is underwritten, so we have banks underwriting the whole transaction, it has to be syndicated and obviously we have to go ahead with the final documentation. Obviously we need the deal to go through and be consummated for us to sign any definitive loan agreements. We don’t expect there to be any problems, as I said before, I mean we have the full support of the banks that have assisted us in bringing forward the commitment letter and we do not envision any problems.

Ilan Sender:    So there is no financing commitment, it is 100% locked up?

Stamatis Molaris:    It’s a commitment and obviously it is subject to signing of the loan documentation.

Ilan Sender:    Okay, thank you.

Stamatis Molaris:    That’s also subject to the deal being voted favorably on the shareholder meeting, the Quintana shareholder meeting.

Ilan Sender:    Of course. Thank you and congratulations.

Lefteris Papatrifon:    Thank you.

Operator:    Your next question comes from Jeff Miller from JMG Capital. Please ask your question.

Jeff Miller:    Hi, just a couple questions. First one, in the release or your presentation you said 55% economic ownership of A shares for the QMAR shareholders. What would be voting power? What would the voting power percentage be?

Stamatis Molaris:    It would be closer to 13%.

Jeff Miller:    It would be closer to what?

Stamatis Molaris:    13%.

Jeff Miller:    So 13% voting power?

Stamatis Molaris:    Yes.

Jeff Miller:    Okay. And you said the $1.4 billion in secured loans, that is going to fund the cash portion of the acquisition and then you are going to refinance a portion of both companies debt.

Stamatis Molaris:    We are going to refinance all of Quintana’s debt except for the new buildings and we are going to partially refinance our own loan obligations.

Jeff Miller:    Great, thank you.

Lefteris Papatrifon:    Thank you.

Operator:    Your next question comes from Dan Barrett from Citadel Investment Group. Please ask your question.

Dan Barrett:    Good morning guys, great deal. Quick question and I apologize if I missed this previously. Do you say when you might expect the deal to close?

Stamatis Molaris:    Within second quarter 2008 Dan.

Dan Barrett:    So sometime before the end of June?

Stamatis Molaris:    Oh yes, that’s for sure.

Dan Barrett:    Okay, and earliest possible, sort of you would say April? Could it conceptually close in April?

Stamatis Molaris:    We will do it if we can, we are putting the pressure on our lawyers to push on and get on with the process and we have every vested interest from both companies to close it as soon as possible.

Dan Barrett:    Okay, great, that is all for me, congratulations.

Lefteris Papatrifon:    Thank you.

Operator:    Your next question comes from Louis Sarkes from Chesapeake Partners. Please ask your question.

Louis Sarkes:    Thank you and congratulations. Can you tell us the conditions to the financing? Are there any earnings tests or EBITDA tests or any other kind of tests? I know that you said you have a financing commitment, but the deal was subject to the receipt of the financing.

Lefteris Papatrifon:    I mean we have various tests that we have to make, financial covenants as we call them, once we have announced and signed the documentation we will be able to provide more detail on that. You have the usual covenants which is EBITDA, interest expense and you have loan to asset value etcetera, etcetera. It is normal shipping covenants, and obviously there is the condition precedent that the deal has to go through.

Louis Sarkes:    Okay, but like the EBITDA tests and all, there are things that will need to be satisfied prior to the receipt of the financing at the time of the close of the deal, is that correct?

Lefteris Papatrifon:    Yes, but with regards to the EBITDA specifically, we have a waiver for the first couple of years, so it is not even an issue for us for that specific covenant. So it is something that we have really thought through and we don’t envision any problems with financing.

Louis Sarkes:    Thank you.

Operator:    Once again ladies and gentlemen, if you wish to ask a question, please press *1 on your telephone. There are no further questions at this time, I would now like to hand the conference call back to Mr Gabriel Panayotides for closing remarks. Please go ahead sir.

Gabriel Panayotides:    Thank you very much. I just wanted to have one small remark following the Q&A session because I heard some people questioning particularly the finance. The finance is there, it is a secured finance, it is something we don’t worry at all, we’ve got a tremendous support from our bank, we’ve got the best banks around the world on shipping files, they are very thrilled, they are very supportive, we are talking to them every day and psychologically to us they have been a very, very big important asset to this transaction. I wanted to raise and to thank publicly the support of our banks. So this is to complement the few questions that were asked regarding the finance.

I would like to thank you very much and appreciate your participation in today’s conference call. I understand indeed that we are a really a big audience this time and I am very excited to be developing my vision of creating a global, full service Dry Bulk company and bringing to it the management talents and the outstanding operating fleet of Quintana.

I hope that you share my excitement of this prospect of the combination of the two great companies to create the pre-eminent Dry Bulk shipping firm listed on the US markets today. I wish to express on behalf of management of both Excel and Quintana our appreciation to all of our shareholders for their continued support to our companies. We are very optimistic for our combined future and we are looking forward to the successful confirmation of the transaction. Thank you very much indeed.

Operator:    That does conclude our conference for today. Thank you all for participating, you may all disconnect.